As filed with the Securities and Exchange Commission on October 13, 2020

Registration Statement on Form S-8 (No. 333-206307)

Registration Statement on Form S-8 (No. 333-210142)

Registration Statement on Form S-8 (No. 333-216724)

Registration Statement on Form S-8 (No. 333-223102)

Registration Statement on Form S-8 (No. 333-229980)

Registration Statement on Form S-8 (No. 333-236703)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-206307)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-210142)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-216724)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-223102)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-229980)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-236703)

Under

the Securities Act of 1933

AIMMUNE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-2748244
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8000 Marina Blvd, Suite 300

Brisbane, CA 94005

(650) 614-5220

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2013 Stock Plan, as amended

2015 Equity Incentive Award Plan

2015 Employee Stock Purchase Plan

(Full title of the Plan)

Jayson Dallas, M.D. President and Chief Executive Officer Aimmune Therapeutics, Inc. 8000 Marina Blvd, Suite 300 Brisbane, CA 94005 (650) 614-5220	Copies to: Patrick Pohlen Luke Bergstrom Brett Urig Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Telephone: (415) 391-0600 Facsimile: (415) 395-8095

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Aimmune Therapeutics, Inc., a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration No. 333-206307 filed with the SEC on August 11, 2015, pertaining to the registration of 4,065,824 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) for issuance upon the exercise of outstanding options granted under the 2013 Stock Plan (as amended, the “2013 Plan”) and the 2015 Equity Incentive Award Plan (the “2015 Plan”), 4,582,769 shares of Common Stock for issuance under the 2015 Plan, and 390,128 shares of Common Stock for issuance under the 2015 Employee Stock Purchase Plan (the “ESPP”).

•

Registration No. 333-210142 filed with the SEC on March 11, 2016, pertaining to the registration of an additional 1,689,556 shares of Common Stock for issuance under the 2015 Plan and an additional 422,389 shares of Common Stock for issuance under the ESPP.

•

Registration No. 333-216724 filed with the SEC on March 15, 2017, pertaining to the registration of an additional 2,007,875 shares of Common Stock for issuance under the 2015 Plan and an additional 501,968 shares of Common Stock for issuance under the ESPP.

•

Registration No. 333-223102 filed with the SEC on February 20, 2018, pertaining to the registration of an additional 2,043,632 shares of Common Stock for issuance under the 2015 Plan and an additional 510,908 shares of Common Stock for issuance under the ESPP.

•

Registration No. 333-229980 filed with the SEC on February 28, 2019, pertaining to the registration of an additional 2,485,691 shares of Common Stock for issuance under the 2015 Plan and an additional 621,423 shares of Common Stock for issuance under the ESPP.

•

Registration No. 333-236703 filed with the SEC on February 27, 2020, pertaining to the registration of an additional 2,551,140 shares of Common Stock for issuance under the 2015 Plan and an additional 637,785 shares of Common Stock for issuance under the ESPP.

On October 13, 2020, pursuant to an Agreement and Plan of Merger, dated as of August 29, 2020, by and among Société des Produits Nestlé S.A., a société anonyme organized under the laws of Switzerland (“Parent”), SPN MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Brisbane, California, on October 13, 2020.

AIMMUNE THERAPEUTICS, INC.

By:	/s/ Jayson Dallas
Name:	Jayson Dallas, M.D.
Title:	President and Chief Executive Officer

No other person is required to sign these post-effective amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.